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                                                          EXHIBIT 5

                         ALSTON & BIRD
                 601 Pennsylvania Avenue, N.W.
                   North Building, Suite 250
                  Washington, D.C. 20004-2601

                          202-508-3300
                        Fax: 202-508-3333



Frank M. Conner III                Direct Dial: 202-508-3303


                       December __, 1995


American National Bankshares Inc.
628 Main Street
Danville, Virginia 24541

Gentlemen:

     This opinion is given in connection with the filing by American National Bankshares Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia ("ANB"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of the $1.00 par value common stock of ANB ("ANB Common Stock") to be issued in connection with the proposed merger of Mutual Savings Bank, F.S.B. ("Mutual"), with and into American National Bank and Trust Company, a wholly owned subsidiary of ANB (the "Merger").

     The Merger is intended to be effected pursuant to an Agreement and Plan of Reorganization, dated as of September 26, 1995 (the "Merger Agreement"), by and between ANB and Mutual pursuant to which each outstanding share of the $1.00 par value common stock of Mutual ("Mutual Common Stock") (excluding shares held by Mutual or any of its subsidiaries or by ANB or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive .705 of a share of ANB Common Stock.

     In rendering this opinion, we have examined such corporate records and documents, including the Merger Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the shares of ANB Common Stock included in the Registration Statement, when issued to the holders of Mutual Common Stock in connection with the Merger as provided in the Merger Agreement, have been duly authorized by all requisite actions on the part of ANB and, upon consummation of the Merger, and the issuance of such shares, such shares will be validly issued, fully paid, and non-assessable under the Virginia Stock Corporation Act.


     One Atlantic Center, 1201 West Peachtree Street
                Atlanta, Georgia 30309-3424

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American National Bankshares, Inc.
December __, 1995
Page 2


     We hereby consent to the use of this opinion and to the reference made to the firm under the caption "Legal Matters" in the Joint Proxy
Statement/Prospectus constituting part of the Registration Statement.

                              Very truly yours,

                              ALSTON & BIRD



                              By: __________________________
                                  Frank M. Conner III


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